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                                                                EXHIBIT 99.1

                                [FALCON LOGO]

                                                               PRESS RELEASE

FOR FURTHER INFORMATION
AT THE COMPANY:
Franklin A. Jacobs
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE   Wednesday, October 6, 2004

             FALCON PRODUCTS COMPLETES $135 MILLION REFINANCING
             --------------------------------------------------

         ST. LOUIS, MISSOURI, OCTOBER 06, 2004 -- Falcon Products, Inc. (NYSE: FCP), a leading manufacturer of commercial furniture, today announced that it has completed a refinancing of the Company's existing credit facility. Detailed terms of the approximate $135 million package will be filed with the Securities and Exchange Commission. Proceeds will refinance the Company's existing revolver and term loans, together with accrued interest, prepayment penalties, and other fees and expenses of the transaction. Levine Leichtman Capital Partners, a Los Angeles-based private equity firm, together with DDJ Capital Management, a Wellesley, MA-based private investment management company, led a group of banks and other financial institutions in the transaction, which was facilitated by the Los Angeles-based investment bank, Imperial Capital, LLC.

         Arthur E. Levine, founding general partner of Levine Leichtman Capital Partners remarked, "We are pleased to have closed the investment in Falcon within the short timeframe requested by the Company. Falcon is now well positioned to achieve its growth plans and we look forward to partnering with Frank Jacobs and his team to build long term value."

         Franklin A. Jacobs, Chairman and Chief Executive Officer of Falcon Products, stated, "This transaction is the result of months of careful evaluation and review of a number of opportunities and we are excited about both the terms of our arrangement as well as the partnership we now have with Levine Leichtman Capital Partners. This new financing will provide significant new liquidity needed to support our current business and help us take advantage of the rebounding economy." Jacobs continued, "Over the last


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year, we have made significant progress towards strengthening and improving the Company's long-term performance, despite difficult economic conditions. Specifically, we continue to pursue a consolidation strategy for our manufacturing plants. We believe this strategy will continue to drive cost savings and industry-leading reliability in the future. This plant rationalization will leave us with two domestic plants with approximately
1.5 million of combined manufacturing square feet and additional worldwide manufacturing capabilities in the Czech Republic, Denmark, Mexico and China."


Refinancing Highlights
----------------------

         Key elements of the credit facility include:

              o a $25 million Revolving Credit Facility, with a three-year term and interest at LIBOR plus 275 basis points;

              o a Term Loan A of $70 million, with a three-year term and interest at LIBOR plus 900 basis points; and

              o a Term Loan B of $45.7 million issued at a discount ($40 million). Interest on Term Loan B is 15%, including 14% cash prepaid at closing from the proceeds of the financing, and 1% PIK in the first year, and 7.5% cash and 7.5% PIK in each of years two and three. The Company will also issue 500,000 shares of the Company's common stock to the Term Loan B lenders.

         Minimum EBITDA covenants are set as follows: no less than $12 million of EBITDA for the three quarters ending July 30, 2005; and no less than $25 million of EBITDA for the fiscal year ending October 29, 2005.


Outlook
-------

         Falcon also issued guidance with regard to its revenues and EBITDA adjusted for one time, non-recurring expenses for the fourth quarter of 2004 and for fiscal 2005. For the fourth quarter ending October 30, 2004, the Company believes that its total sales will be approximately $63.1 million. Adjusted EBITDA for the quarter is estimated at $5.6




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million. For fiscal 2005, the Company believes that its total sales will be approximately $263 million and adjusted EBITDA will be approximately $32.4 million. Though it is the Company's policy not to provide guidance with respect to its projected revenues and earnings, circumstances relating to the refinancing required that such guidance be issued at this time.


About Levine Leichtman Capital Partners
---------------------------------------

         Levine Leichtman Capital Partners is a Los Angeles, California private equity firm that manages in excess of $1 billion in institutional capital. Founded in 1984, the investment firm makes structured equity investments in industry leading middle market companies owned and managed by entrepreneurs. The firm enhances shareholder value by providing significant post investment financial assistance to its portfolio companies. Successful investments by Levine Leichtman Capital Partners include Media Arts Group Inc., Jon Douglas Real Estate Services Group, Inc., Consumer Portfolio Services, Inc., the Quizno's Corporation and CiCi's Pizza, Inc.


About DDJ Capital Management, LLC
---------------------------------

         DDJ Capital Management, LLC is a boutique investment manager specializing in private equity and debt financings, as well as high yield and special situations investing. Founded in 1996, the Wellesley, Massachusetts based investment firm currently manages more than $2.5 billion on behalf of 65 institutional clients.


About Falcon Products
---------------------

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 8 manufacturing facilities throughout the world and has approximately 2,100 employees.




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         Safe harbor statement under the Private Securities Litigation
Reform Act of 1995: Statements contained in this news release which are not historical facts are forward-looking statements, which involve risks and uncertainties which could impact future financial performance. Factors which could cause future performance to differ from those anticipated by these forward-looking statements include, but are not limited to, the ability of the Company to service its debt obligations and satisfy the covenants in its loan obligations, the loss of key customers or suppliers within specific industries, the availability or cost of raw materials, increased competitive pricing pressures reflecting industry conditions, the general demand for products, general economic conditions, economic conditions in the markets served by the Company, and other factors. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any obligation to update any forward-looking statements.

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